Exhibit 99.2

ACTEL CORPORATION

CONSOLIDATED BALANCE SHEETS

	Jan. 3, 2010	Jan. 4, 2009
	(In thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$45,994	$49,639
Short-term investments	106,007	89,111
Accounts receivable, net	19,112	11,596
Inventories	37,324	60,630
Deferred income taxes	1,729	11,313
Prepaid expenses and other current assets	8,166	6,888

Total current assets	218,332	229,177
Long-term investments	663	7,807
Property and equipment, net	22,969	34,747
Goodwill and other intangible assets, net	34,939	35,540
Deferred income taxes	—	13,968
Other assets, net	30,099	22,022

	$307,002	$343,261

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,262	$14,672
Accrued compensation and employee benefits	8,206	11,240
Accrued licenses and lease obligations	4,996	3,952
Other accrued liabilities	5,422	5,274
Deferred income on shipments to distributors	22,867	24,316

Total current liabilities	51,753	59,454
Deferred compensation plan liability	5,470	4,086
Deferred rent liability	1,590	1,449
Accrued sabbatical compensation	2,805	2,739
Other long-term liabilities, net	11,921	7,208

Total liabilities	73,539	74,936
Commitments and contingencies (Note 4)
Shareholders’ equity:
Preferred stock, $0.001 par value per share; 4,500,000 shares authorized; none issued or outstanding	—	—
Series A Preferred stock, $0.001 par value per share; 500,000 shares authorized; none issued or outstanding	—	—
Common Stock, $0.001 par value; 55,000,000 shares authorized; 26,200,052 shares and 25,777,128 shares issued and outstanding at January 3, 2010, and January 4, 2009	26	25
Additional paid-in capital	242,109	232,168
(Accumulated deficit)/Retained earnings	(9,250)	36,979
Accumulated other comprehensive income (loss)	578	(847)

Total shareholders’ equity	233,463	268,325

	$307,002	$343,261

See Notes to Consolidated Financial Statements

ACTEL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended,
	Jan. 3, 2010	Jan. 4, 2009	Jan. 6, 2008
	(In thousands, except per share amounts)
Net revenues	$190,633	$218,406	$197,043
Costs and expenses:
Cost of revenues	90,855	89,714	82,363
Research and development	60,718	65,658	63,726
Selling, general, and administrative	54,746	63,145	63,053
Restructuring charge	8,090	2,424	—
Amortization of acquisition-related intangibles	771	796	—

Total costs and expenses	215,180	221,737	209,142

Loss from operations	(24,547)	(3,331)	(12,099)
Interest income and other, net	3,263	5,433	8,607

Income (loss) before tax provision (benefit)	(21,284)	2,102	(3,492)
Tax provision (benefit)	24,945	13,827	(588)

Net loss	$(46,229)	$(11,725)	$(2,904)

Net loss per share:
Basic	$(1.77)	$(0.45)	$(0.11)

Diluted	$(1.77)	$(0.45)	$(0.11)

Shares used in computing net loss per share:
Basic	26,134	25,851	26,888

Diluted	26,134	25,851	26,888

See Notes to Consolidated Financial Statements

ACTEL CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND ACCUMULATED

OTHER COMPREHENSIVE INCOME (LOSS)

	Common Stock	Additional Paid-in Capital	Deferred Stock Compensation	(Accumulated Deficit)/Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
			(In thousands, except share amounts)
Balance at December 31, 2006	$26	$226,443	$—	$64,578	$(431)	$290,616

Net loss	—	—	—	(2,904)	—	(2,904)
Other comprehensive income:
Change in unrealized gain on investments, net of tax	—	—	—	—	1,217	1,217

Total comprehensive loss						(1,687)
Cumulative effect — adoption of FASB ASC 710 Compensation — General, net of tax	—	—	—	(2,485)	—	(2,485)
Stock-based compensation	—	7,508	—	—	—	7,508
Tax withholding on restricted stock units	—	(2,798)	—	—	—	(2,798)
Receipt of price differential for remeasured options	—	338	—	—	—	338

Balance at January 6, 2008	26	231,491	—	59,189	786	291,492

Net loss	—	—	—	(11,725)	—	(11,725)
Other comprehensive (loss):
Change in unrealized loss on investments, net of tax	—	—	—	—	(1,633)	(1,633)

Total comprehensive loss						(13,358)
Issuance of 569,033 shares of Common Stock under employee stock plans	—	6,540	—	—	—	6,540
Repurchase of Common Stock	(1)	(14,456)	—	(10,485)	—	(24,942)
Stock-based compensation	—	9,130	—	—	—	9,130
Tax benefit on stock option exercises	—	266	—	—	—	266
Tax withholding on restricted stock units	—	(803)	—	—	—	(803)

Balance at January 4, 2009	25	232,168	—	36,979	(847)	268,325

Net loss	—	—	—	(46,229)	—	(46,229)
Other comprehensive income:
Change in unrealized gain on investments, net of tax	—	—	—	—	1,425	1,425

Total comprehensive loss						(44,804)
Issuance of 342,721 shares of Common Stock under employee stock plans	1	2,810	—	—	—	2,811
Stock-based compensation	—	7,618	—	—	—	7,618
Tax withholding on restricted stock units	—	(487)	—	—	—	(487)

Balance at January 3, 2010	$26	$242,109	$—	$(9,250)	$578	$233,463

See Notes to Consolidated Financial Statements

ACTEL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended,
	Jan. 3, 2010	Jan. 4, 2009	Jan 6, 2008
	(In thousands)
Operating activities:
Net loss	$(46,229)	$(11,725)	$(2,904)
Adjustments to reconcile net loss to net cash provided by operating activities, net of effects of acquired business:
Depreciation and amortization	12,896	12,645	10,373
Asset impairment charges	5,461	244	—
Investment impairment	286	907	—
Stock compensation costs	7,644	9,096	7,872
Wafer prepayment charge	—	—	3,700
Deferred income taxes	24,712	12,783	(1,210)
Excess tax benefits on option exercises	—	(266)	—
Changes in operating assets and liabilities:
Accounts receivable	(7,516)	7,362	3,901
Inventories	23,280	(24,612)	3,491
Prepaid expenses and other current assets	(1,278)	3,320	(767)
Other assets, net	(5,860)	(3,709)	(1,909)
Accounts payable, accrued compensation and employee benefits, and other accrued liabilities	(3,675)	5,682	(8,595)
Deferred income on shipments to distributors	(1,449)	(1,897)	(3,188)

Net cash provided by operating activities	8,272	9,830	10,764
Investing activities:
Purchases of property and equipment	(5,808)	(21,422)	(13,020)
Purchases of available-for-sale securities	(80,067)	(69,009)	(44,264)
Sales of available-for-sale securities	11,511	61,563	6,934
Maturities of available-for-sale securities	60,834	66,043	38,545
Acquisition of Pigeon Point, net of cash acquired	—	(8,350)	—
Changes in other long term assets	(711)	(196)	(79)

Net cash provided by (used in) investing activities	(14,241)	28,629	(11,884)
Financing activities:
Issuance of Common Stock under employee stock plans	2,811	6,540	—
Excess tax benefit on option exercises	—	266	—
Tax withholding on restricted stock units	(487)	(803)	(2,798)
Receipt of price differential for remeasured options	—	—	338
Repurchase of Common Stock	—	(24,942)	—

Net cash provided by (used in) financing activities	2,324	(18,939)	(2,460)
Net increase (decrease) in cash and cash equivalents	(3,645)	19,520	(3,580)
Cash and cash equivalents, beginning of year	49,639	30,119	33,699

Cash and cash equivalents, end of year	$45,994	$49,639	$30,119

Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes, net	$589	$447	$428
Supplemental schedule of non-cash activities:
Accrual of long-term license obligations	$10,443	$8,201	$3,451

See Notes to Consolidated Financial Statements

ACTEL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Actel Corporation is the leading supplier of low-power field-programmable gate arrays (“FPGAs”) and mixed-signal FPGAs. In support of our FPGAs, we offer design and development software and tools to optimize power consumption; power-smart intellectual property (“IP”) cores, including industry-standard processor technologies; the industry’s smallest footprint packaging; programming hardware and starter kits; and a variety of design services. We target a wide range of applications in the aerospace, automotive, avionics, communications, consumer, industrial and military markets that require low power consumption or other attributes of our nonvolatile flash and antifuse-based technologies that have an inherent competitive advantage over traditional SRAM-based FPGAs.

Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of Actel Corporation and our wholly owned subsidiaries. The U.S. Dollar is the functional currency in our foreign operations. Assets and liabilities that are not denominated in the functional currency are re-measured into U.S. Dollars and the resulting gains or losses are included in interest income and other, net of expense. All intercompany accounts and transactions have been eliminated in consolidation.

Our fiscal year ends on the first Sunday after December 30th. Fiscal 2009 ended on January 3, 2010, fiscal 2008 ended on January 4, 2009, and fiscal 2007 ended on January 6, 2008. Fiscal 2009 consisted of 52 weeks, fiscal 2008 consisted of 52 weeks and fiscal 2007 consisted of 53 weeks.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses and the related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates. In addition, any change in these estimates or their related assumptions could have a materially adverse effect on our operating results.

Advertising and Promotion Costs

Our policy is to expense advertising and promotion costs as they are incurred. Our advertising and promotion expenses were approximately $2.9 million in 2009, $3.5 million in 2008 and $3.4 million in 2007 and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Cash Equivalents and Investments

We consider all highly liquid debt instruments with insignificant interest rate risk and a maturity of three months or less when purchased to be cash equivalents. Cash equivalents consist primarily of cash deposits in money market mutual funds that are available for withdrawal without restriction. Investments consist principally of corporate, federal, state, and local municipal obligations. See Note 3 for further information regarding short-term investments.

We account for our investments in accordance with the provisions of FASB ASC 320, Accounting for Certain Investments in Debt and Equity Securities. We determine the appropriate classification of debt securities at the time of purchase and re-evaluate such designation as of each balance sheet date. We may also make long-term equity investments for the promotion of business and strategic objectives.

We monitor all of our investments for impairment on a periodic basis. In the event that the carrying value of the investment exceeds its fair value and the decline in value is determined to be other than temporary, the carrying value is reduced to its current fair market value. In the absence of other overriding factors, we consider a decline in market value to be a potential indicator of an other than temporary impairment when a publicly traded stock or a debt security has traded below amortized cost for a consecutive six-month period. If an investment continues to trade below amortized cost for more than six months, and mitigating factors such as general economic and industry specific trends (including the creditworthiness of the issuer) are not present, the investment would be evaluated for impairment and written down to a balance equal to the estimated fair value at the time of impairment, with the amount of the write-down recorded in Interest income and other, net, on the consolidated statements of operations. If management concludes it does not intend to sell an impaired debt security and it is not more likely than not it will be required to sell the debt security before the recovery of its amortized cost basis, and the issuer of the security is creditworthy, no other-than-temporary impairment is deemed to exist. See Note 3 for further information regarding investments.

Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported as a component of accumulated other comprehensive income in shareholders’ equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion is included in interest and other income, net of expense. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income and other.

We maintain trading assets to generate returns that offset changes in liabilities related to our deferred compensation plan. The trading assets consist of insurance contracts, which are stated at fair value, and our Common Stock contributed to the plan by participants, which is stated at historical value. Recognized gains and losses are included in interest income and other, net of expense, and generally offset the change in the deferred compensation liability, which is also included in interest income and other, net of expense. We recorded a gain on the trading asset portfolio of $0.6 million in 2009. For 2008 and 2007, we recorded net losses on the trading asset portfolio of $0.3 million and $0.1 million, respectively. The deferred compensation assets, included under other assets in the consolidated balance sheets, were $5.4 million in 2009 and $3.9 million in 2008 and the deferred compensation liabilities were $5.5 million in 2009 and $4.1 million in 2008.

Concentration of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash equivalents, short-term and long-term investments, and trade receivables. We limit our exposure to credit risk by investing funds not immediately required for operations only in securities of A, A1, or P1 grade or better at the time of initial investment. Subsequent to purchasing these securities we may, from time to time, experience a downgrade in the ratings of our securities. When securities are downgraded, we reassess the securities and take necessary actions to sell or hold these securities to recovery based on the information available to us. As of January 3, 2010, we had $4.8 million recorded in short-term investments and $0.6 million recorded in long-term investments that had fallen below our initial investment rating guidelines. We are exposed to credit risks in the event of default by the financial institutions or issuers of investments to the extent of amounts recorded on the consolidated balance sheets.

We sell our products to customers in diversified industries. We are exposed to credit risks in the event of non-payment by customers to the extent of amounts recorded on the balance sheet. We limit our exposure to credit risk by performing ongoing credit evaluations of our customers’ financial condition but we generally require no collateral. We are exposed to credit risks in the event of insolvency by our customers and manage such exposure to losses by limiting the amount of credit extended whenever deemed necessary. Our distributors accounted for approximately 70% of our revenues in 2009, 74% of our revenues in 2008 and 77% in 2007. Avnet, Inc. (“Avnet”) accounted for 35% of our net revenues in 2009 and 36% in 2008 and 40% in 2007. The loss of Avnet as a distributor could have a material adverse effect on our business, financial condition and results of operations. In December 2008, the Company added Future Electronics as an additional North American distributor.

As of January 3, 2010, we had accounts receivable totaling $19.1 million, net of an allowance for doubtful accounts of $0.2 million. Of the $19.1 million in net accounts receivable, Avnet accounted for 63%. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The allowance for doubtful accounts is based on past payment history with the customer, analysis of the customer’s current financial condition, outstanding invoices older than 90 days, and other known factors.

Fair Value of Financial Instruments

We use the following methods and assumptions in estimating our fair value disclosures for financial instruments:

•	Accounts Payable and Accrued Liabilities

The carrying amount reported in the balance sheets for accounts payable approximates fair value because of relatively short payment terms.

•	Cash Equivalents

The carrying amounts reported in the balance sheets for cash equivalents approximate fair value because of the relatively short time to maturity.

•	Accounts Receivable

The carrying amount reported in the balance sheets for accounts receivable approximates fair value because of relatively short collection terms.

•	Insurance Contracts

The fair value of our insurance contracts (entered into in connection with our deferred compensation plan) is based upon cash surrender value.

•	Investment Securities

FASB ASC 820, Fair Value Measurements and Disclosures, requires us to determine the fair value of financial assets and liabilities using a specified fair-value hierarchy. The objective of the fair-value measurement of our financial instruments is to reflect the hypothetical amounts at which we could sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date (exit price). FASB ASC 820 describes three levels of inputs that may be used to measure fair value, as follows:

•	Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 inputs are unobservable inputs for the asset or liability that are supported by little or no market activity and that are significant to the fair value of the underlying asset or liability.

Our available-for-sale securities are classified within Level 1 or Level 2 of the fair-value hierarchy. The types of securities valued based on Level 1 inputs include money market securities. The types of securities valued based on Level 2 inputs include U.S. government agency notes, corporate and municipal bonds, and asset-backed obligations.

Sabbatical Leave

In June 2006, the FASB ratified the consensus reached in FASB ASC 710 Compensation — General specifically relating to subtopics 10-25-1 Compensated Absences and 10-25-4 Sabbatical Leave Benefits. This consensus provides that sabbatical leave or other similar benefits provided to an employee shall be accrued over the requisite service period as described in subtopic 10-25-5. This FASB ASC 710 was effective for fiscal years beginning after December 15, 2006, and was adopted by Actel in the first quarter of fiscal 2007. Actel recorded a $2.5 million cumulative adjustment, net of tax, to decrease the January 1, 2007, balance of retained earnings. Actel adjusts the sabbatical leave accrual based on the estimated vested benefit.

Impact of Recently Issued Accounting Standards

In January 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-06 relating to FASB ASC 820 Fair Value Measurements and Disclosures. ASU 2010-06 provides amendments to topic 820-10 which requires new disclosures regarding transfers in and out of Levels 1 and 2 and guidance regarding disclosure of activity in Level 3 (fair value measurements using significant unobservable inputs). This ASU also provides amendments to topic 820-10 that clarify existing disclosures regarding level of disaggregation and disclosures relating to inputs and valuation techniques. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for disclosures relating to activity in Level 3, which are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this ASU in the first fiscal quarter of 2010 is not expected to have a significant impact on our consolidated financial statements.

Income Taxes

We account for income taxes in accordance with FASB ASC 740, Accounting for Income Taxes, which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. ASC 740 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax assets will not be realized. We are required to evaluate the realizability of our deferred tax assets by assessing our valuation allowance and, if necessary, adjusting the amount of such allowance. The factors used to assess the likelihood of realization include our forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. We assessed the realization of our deferred tax assets quarterly throughout 2009 and recorded a full valuation allowance against our deferred tax assets at the end of the second quarter. For the remainder of 2009, we continued to record a full valuation allowance against our deferred tax assets because it was more likely than not that we would not be able to realize these deferred tax assets based upon our forecast of future taxable income and other relevant factors. The valuation allowance at the end of 2009 was $52.8 million. We currently intend to maintain a full valuation allowance against our deferred tax assets. If factors change that affect our forecast of future taxable income in determining the realizability of our net deferred tax assets, adjustments will be made to the amount of the valuation allowance in future periods.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value). We believe that a certain level of inventory must be carried to maintain an adequate supply of product for customers. This inventory level may vary based upon orders received from customers or internal forecasts of demand for these products. Other considerations in determining inventory levels include the stage of products in the product life cycle, design win activity, manufacturing lead times, customer demand, strategic relationships with foundries, and competitive situations in the marketplace. If any of these factors develop other than anticipated, inventory levels may be materially and adversely affected.

We write down our inventory for estimated obsolescence or lack of sales activity equal to the difference between the cost of inventory and the estimated realizable value based upon assumptions about future demand and market conditions. To address this difficult, subjective, and complex area of judgment, we apply a methodology that includes assumptions and estimates to arrive at the net realizable value. First, we identify any inventory that has been previously written down in prior periods. Second, we examine inventory line items that may have some form of non-conformance with electrical and mechanical standards. Third, we assess the inventory not otherwise identified to be written down against product history and forecasted demand. Finally, we analyze the result of this methodology in light of the product life cycle, design win activity, and competitive situation in the marketplace to derive an outlook for consumption of the inventory and the appropriateness of the resulting inventory levels. If actual future demand or market conditions are less favorable than those we have projected, additional inventory write-downs may be required.

We typically build-up inventories of new products early in their life cycles in order to support anticipated demand and to provide stock inventory to distributors to support initial sales of the product. The Company will also establish sufficient inventory levels of new products to respond quickly to new customer orders. Accordingly, we typically do not establish excess inventory reserves for newer products until we have developed sufficient trend information to support reasonable assumptions regarding acceptance of the product and future demand trends. After the product has been available on the market for a sufficient period of time, generally two years or more, we will begin to assess the need for excess inventory reserves based on history and forecasted demand, as noted above.

We continue to hold material from “last time buy” inventory purchases made in 2003, 2005, 2007 and 2009 from certain wafer manufacturers for some of our mature product families. Last time buys occur when a wafer supplier is about to shut down the manufacturing line used to make a product and we believe that our then-current inventories are insufficient to meet foreseeable future demand. In March 2009, Panasonic informed us of its intention to cease production of our legacy ACT products. In order to support our customers’ future demands for the ACT products, we entered into a commitment to purchase from Panasonic approximately $8 million of last-time-buy wafers relating to our ACT products. As of the end of fiscal 2009, we had purchased approximately $3.8 million of last-time-buy wafers from Panasonic. Inventory purchased in last-time-buy transactions is evaluated on an ongoing basis for indications of excess quantities or obsolescence based on rates of actual sell-through, expected future demand for those products, and any other qualitative factors that may indicate the existence of excess or obsolete inventory. Inventory at January 3, 2010 and January 4, 2009, included $5.1 million and $1.4 million, respectively, of inventory purchased in last-time-buys. There were no write downs of last-time-buy inventory during 2009. During 2008, we recorded a write down against last-time-buy inventory of $0.5 million.

Property and Equipment

Property and equipment is carried at cost less accumulated depreciation and amortization. Depreciation and amortization have been provided on a straight-line basis over the following estimated useful lives:

Equipment	2 to 5 years
Furniture and fixtures	3 to 5 years
Leasehold improvements	Shorter of useful life or remaining term of lease

See Note 2 for information on property and equipment amounts.

Long-Lived Asset Impairment

We review property and equipment and intangible assets, excluding goodwill, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If property and equipment and intangible assets are considered to be impaired, the impairment recognized equals the amount by which the carrying value of the asset exceeds its fair market value. During the first quarter of 2008, we began to experience significant increases in bookings for our flash product families that includes Fusion, Igloo and ProASIC3. To support the expected ramp up in manufacturing, we ordered additional testing and sorting equipment. However, as a result of the worldwide economic crisis, a significant number of these product orders were cancelled in the second half of 2008 and the new product sale opportunities did not materialize in the volumes originally anticipated. As a result, the Company recorded a non-cash impairment charge of $5.5 million during the second quarter of 2009 for certain manufacturing fixed assets that were determined to be in excess of current and expected future manufacturing requirements and those assets were taken out of service.

We account for goodwill and other intangible assets under FASB ASC 350, Goodwill and Other Intangible Assets. Under this standard, goodwill is tested for impairment annually or more frequently if certain events or changes in circumstances indicate that the carrying amount of goodwill exceeds its implied fair value. The two-step impairment test identifies potential goodwill impairment and measures the amount of a goodwill impairment loss to be recognized (if any). The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. We are a single reporting unit under FASB ASC 350 and we use an enterprise approach to determine our total fair value. Since the best evidence of fair value is quoted market prices in active markets, we start with our market capitalization as the initial basis for the analysis. We also consider other factors including control premiums from observable transactions involving controlling interests in comparable companies as well as overall market conditions. As long as we determine our total enterprise fair value is greater than our book value and we remain a single reporting unit, our goodwill will be considered not impaired, and the second step of the impairment test under FASB ASC 350 will be unnecessary. If our total enterprise fair value were to fall below our book value, we would proceed to the second step of the goodwill impairment test, which measures the amount of impairment loss by comparing the implied fair value of our goodwill with the carrying amount of our goodwill. As a result of this analysis, we may be required to write down our goodwill, and recognize a goodwill impairment loss, equal to the difference between the book value of goodwill and its implied fair value.

FASB ASC 350 also requires that intangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate an asset’s carrying value may not be recoverable in accordance with FASB ASC 360, Impairment or Disposal of Long Live Assets. Currently, we amortize our acquired intangible assets with definite lives over periods ranging primarily from one to seven years.

Revenue Recognition

We sell our products to OEMs and to distributors who resell our products to OEMs or their contract manufacturers. We recognize revenue on products sold to our OEMs upon shipment. Revenues generated by the Protocol Design Services organization are recognized as the services are performed. Because sales to our distributors are generally made under agreements allowing for price adjustments, credits, and right of return under certain circumstances, we generally defer recognition of revenue on products sold to distributors until the products are resold by the distributor and price adjustments are determined, at which time our final net sales price is fixed. Deferred revenue net of the corresponding deferred cost of sales is recorded in the caption. Deferred income on shipments to distributors, in the liability section of the consolidated balance sheet. Deferred income effectively represents the gross margin on the sale to the distributor, however, the amount of gross margin we recognize in future periods will be less than the originally recorded deferred income as a result of negotiated price concessions. Distributors resell our products to end customers at various negotiated price points, which vary based on end customer, product, quantity, geography and competition. When a distributor’s resale is priced at a discount from list price, we credit back to the distributor a portion of its original purchase price after the resale transaction is complete. Thus, a portion of the deferred income on shipments to distributors balance will be credited back to the distributor in the future. Based upon historical trends and inventory levels on hand at each of our distributors as of January 3, 2010, we currently estimate that approximately $7.1 million of the deferred income on shipments to distributors on the Company’s consolidated balance sheet as of January 3, 2010, will be credited back to the distributors in the future. In other words, we expect that this amount will not be recognized as revenue and gross margin in our consolidated statement of operations. Since we expect our distributors to “turn” their inventory balances five to six times a year, we expect that a majority of the inventory held by our distributors at the end of any quarter will be resold to end customers over the next two quarters.

Revenue recognition depends on notification from the distributor that product has been resold. This reported information includes product resale price, quantity, and end customer information as well as inventory balances on hand. Our revenue reporting is dependent on us receiving timely and accurate data from our distributors. In determining the appropriate amount of revenue to recognize, we use this data from our distributors and apply judgment in reconciling differences between their reported inventory and sell-through activities. Because of the time involved in collecting, assimilating and analyzing the data provided by our distributors, we receive actual sell-through revenue one month in arrears. This practice requires us to make an estimate of one month’s distributor sell-through activity at the end of each fiscal quarter. This estimate is adjusted the following month to reflect actual sell-through activity reported by our distributors.

We record a provision for price adjustments on unsold merchandise shipped to distributors in the same period as the related revenues are recorded. If market conditions were to decline, we may need to take action with our distributors to ensure the sell-through of inventory already in the channel. These actions during a market downturn could result in incrementally greater reductions to net revenues than otherwise would be expected. We also record a provision for estimated sales returns on products shipped directly to end customers in the same period as the related revenues are recorded. The provision for sales returns is based on historical sales returns, analysis of credit memo data, and other factors. If our estimates do not properly reflect future return patterns, future net revenues could be materially different.

Stock-Based Compensation

We account for stock-based compensation in accordance with FASB ASC 718, Compensation — Stock Compensation. Under the provisions of FASB ASC 718, stock-based compensation cost is estimated at the grant date based on the award’s fair value and is recognized as expense over the requisite service period.

Valuation and amortization method — The Company estimates the fair value of stock options granted using the Black-Scholes-Merton option-pricing formula (“BSM model”) and multiple option award approach. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The BSM model requires various highly judgmental assumptions including volatility and expected term. If any of the assumptions used in the BSM model changed significantly, stock-based compensation expense may differ materially in the future from that recorded in the current period. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. We estimate the forfeiture rate based on historical experience. To the extent our actual forfeiture is different from our estimate, stock based compensation expense is adjusted accordingly.

Expected Term — The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding and was determined based on our historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior as influenced by changes in the terms of stock-based awards.

Expected Volatility — The Company places exclusive reliance on historical stock price volatility that corresponds to the period of expected term as the Company has no reason to believe that the future stock price volatility over the expected term is likely to differ from past stock price volatility.

Expected Dividend — The BSM model calls for a single expected dividend yield as an input. The dividend yield is determined by dividing the expected per share dividend during the coming year by the grant date stock price. The expected dividend assumption is based on the Company’s historical dividend policy, which was to not pay dividends to its shareholders.

Risk-Free Interest Rate— The Company bases the risk-free interest rate used on the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equivalent to the expected life of the award. When the expected term of the Company’s stock-based awards do not correspond with the terms for which interest rates are quoted, the Company performs a straight-line interpolation to determine the rate from the available term maturities.

Fair Value — The fair values of the Company’s stock options granted to employees and stock purchase rights under the Company’s Employee Stock Purchase Plan for the years ended January 3, 2010, January 4, 2009, and January 6, 2008, were estimated using the following weighted-average assumptions:

	Jan, 3, 2010	Jan, 4, 2009	Jan. 6, 2008
Option Plan Shares
Expected term (in years)	5.44	5.48	4.72
Volatility	50.9%	39.8%	42.3%
Risk-free interest rate	2.5%	2.9%	4.0%
Weighted-average grant date fair value	$5.72	$5.66	$4.90
ESPP Shares
Expected term (in years)	1.25	1.25	—
Volatility	62.0%	42.0%	—
Risk-free interest rate	0.6%	2.1%	—
Weighted-average grant date fair value	$4.36	$4.01	$—

Due to a stock option backdating investigation, during the fourth quarter of fiscal 2006 the Company suspended further contributions to the Amended and Restated 1993 Employee Stock Purchase Plan (ESPP) and refunded all contributions remaining in the plan. The ESPP remained suspended throughout the fiscal year ended January 6, 2008, and recommenced in February 2008.

2. Balance Sheet Detail

	Jan. 3, 2010	Jan. 4, 2009
	(In thousands)
Accounts receivable:
Trade accounts receivable	$19,319	$11,952
Allowance for doubtful accounts	(207)	(356)

	$19,112	$11,596

We sell a majority of our products to distributors who in turn resell our products to OEMs or their contract manufacturers. Our payment terms generally require the distributor to settle amounts owed to us based on list price, which typically is higher than the final price as a result of negotiated price adjustments and credits. Accordingly, we typically credit back to the distributor a portion of their original purchase price, usually within 30 days after the resale transaction has been reported to the Company. This practice has an adverse impact on the working capital of our distributors since they are required to pay the full list price to us and receive a subsequent discount only after the product has been resold to a third party. To mitigate the adverse impact, we have entered into written arrangements with certain distributors under which we issue advance credits to the distributors. The advance credits are updated and settled on a quarterly basis. The advance credits have no impact on our revenue recognition since revenue from distributors is not recognized until the distributor sells the product, but the advance credits reduce our accounts receivable and our deferred income on shipments to distributors reflected in our consolidated balance sheets. The amount of the advance credit as of January 3, 2010, and January 4, 2009, was $6.7 million and $6.0 million, respectively.

	Jan. 3, 2010	Jan. 4, 2009
	(In thousands)
Inventories:
Purchased parts and raw materials	$8,948	$14,372
Work-in-process	16,743	28,913
Finished goods	11,633	17,345

	$37,324	$60,630

Property and equipment:
Equipment(1)	$110,254	$105,895
Furniture and fixtures	923	846
Leasehold improvements	7,132	6,803

	118,309	113,544
Accumulated depreciation	(95,340)	(78,797)

	$22,969	$34,747

(1)	Includes $0.5 million of equipment purchased under a capital lease agreement as of January 3, 2010, and January 4, 2009.

Depreciation expense was $12.1 million in 2009, $11.9 million in 2008 and $10.4 million in 2007, and is included with amortization expense in the Consolidated Statements of Cash Flows. Amortization of assets under capital lease agreements was not material in fiscal 2009 and fiscal 2008.

Goodwill and other intangible assets, net

Our net goodwill and other intangible assets were $34.9 million at the end of 2009 and $35.5 million at the end of 2008. The slight decrease was due to the realization of certain net operating loss carry forwards associated with our acquisition of Gatefield Corporation in 2000. We had originally established a valuation allowance for a portion of the net operating loss carry forwards acquired in connection with the acquisition of Gatefield. To the extent such valuation allowance is subsequently reversed as a result of the realization of the deferred tax asset, FASB ASC 805, Business Combinations, requires that the offsetting credit be recognized first as a reduction of goodwill (which the Company reflects as an increase in the accumulated goodwill amortization relating to the valuation allowance).

During fiscal 2008, we acquired $5.4 million of identified intangible assets in connection with our acquisition of Pigeon Point Systems. As a result of this, we recorded an amortization expense of $0.8 million relating to identified intangible assets for both 2009 and 2008.

Goodwill and identified intangible assets as of January 3, 2010, and January 4, 2009, consisted of the following:

	Gross Assets	Accumulated Amortization	Net
	(In thousands)
January 3, 2010
Goodwill	$30,946	$—	$30,946
Acquisition-related developed technology	15,123	(12,239)	2,884
Other acquisition-related intangibles	3,044	(1,935)	1,109
Acquired patents	1,842	(1,842)	—

Total goodwill and identified intangible assets	$71,152	$(36,213)	$34,939

	Gross Assets	Accumulated Amortization	Net
	(In thousands)
January 4, 2009
Goodwill	$30,776	$—	$30,776
Acquisition-related developed technology	15,123	(11,715)	3,408
Other acquisition-related intangibles	3,044	(1,688)	1,356
Acquired patents	1,842	(1,842)	—

Total goodwill and identified intangible assets	$70,982	$(35,442)	$35,540

Amortization expense related to identifiable intangible assets was $0.8 million, $0.8 million and $0 for fiscal 2009, 2008 and 2007, respectively. Identifiable intangible assets amortized during the year ended January 3, 2010 relate to the acquisition of Pigeon Point Systems. See Note 13. Amortization of identifiable intangible assets is expected to be approximately $0.8 million during 2010 and 2011, $0.7 million during 2012, $0.6 million during 2013 and 2014, $0.3 million during 2015 and $0.1 million thereafter.

	Jan. 3, 2010	Jan. 4, 2009
	(In thousands)
Other Assets, net:
Prepaid long-term license fees	$23,595	$17,624
Deferred compensation plan assets	5,352	3,920
Other	1,152	478

	$30,099	$22,022

3. Financial Instruments

Pursuant to FASB ASC 820, Fair Value Measurements and Disclosures, our available-for-sale securities are classified within Level 1 or Level 2 of the fair-value hierarchy. The types of securities valued based on Level 1 inputs include money market securities. The types of securities valued based on Level 2 inputs include U.S. government agency notes, corporate and municipal bonds, and asset-backed obligations.

The following table summarizes our financial instruments measured at fair value on a recurring basis in accordance with FASB ASC 820 as of January 3, 2010, and January 4, 2009 (in thousands):

	Fair Value Measurements Using
Description	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
January 3, 2010
Available-for-sale securities
Money market mutual funds	$17,147	$17,147	—	—
Asset backed obligations	11,208	—	$11,208	—
Commercial paper	9,583	—	9,583	—
Corporate bonds	27,662	—	27,662	—
U.S. Treasury obligations	7,210	—	7,210	—
U.S. government agency securities	25,781	—	25,781	—
Bonds issued by foreign countries	10,483	—	10,483	—
Municipal bonds	7,090	—	7,090	—
Certificate of Deposit	1,000	—	1,000	—
Floating rate notes	15,838	—	15,838	—

Total available-for-sale securities	$133,002	$17,147	$115,855	$—

	Fair Value Measurements Using
Description	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
January 4, 2009
Available-for-sale securities
Money market mutual funds	$36,580	$36,580	—	—
Asset backed obligations	23,671	—	$23,671	—
Corporate bonds	36,799	—	36,799	—
U.S. Treasury obligations	3,572	—	3,572	—
U.S. government agency securities	31,375	—	31,375	—
Floating rate notes	1,501	—	1,501	—

Total available-for-sale securities	$133,498	$36,580	$96,918	$—

During 2009, we evaluated indicators of impairment during our review of our investment portfolio. With respect to determining an other-than-temporary impairment charge, our evaluation included reviewing:

•	If it is probable that the Company will be unable to collect all amounts due according to the contractual terms of a debt security not impaired at acquisition;

•

If the decline in a security’s value is due to an increase in market interest rates or a change in foreign exchange rates since acquisition (examples of when a decline in the fair value of a debt security may be other than temporary include situations where the security will be disposed of before it matures or the investment is not realizable);

•

If the Company has decided to sell an impaired available-for-sale security and does not expect the fair value of the security to fully recover before the expected time of sale, the security shall be deemed other-than-temporarily impaired in the period in which the decision to sell is made;

•

If the Company intends to sell a specifically identified available-for-sale debt or equity security at a loss shortly after the balance sheet date, the Company shall recognize an other-than-temporary impairment; and

•

If the Company does not intend to sell (debt) securities and it is determined that it is not more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss, then any recognized other-than-temporary impairment shall be separated into both of the following: (a) the amount representing the credit loss; and (b) the amount related to all other factors.

As of January 3, 2010, the Company assessed its investments to determine if there were any other than temporary impairments (OTTI) apart from the OTTI recorded in fiscal 2008 relating to a corporate bond investment. As a result of the sale of a bond in January 2010 at a realized loss of $0.3 million, the Company recorded an OTTI loss of $0.3 million as of January 3, 2010. We invest funds not immediately required for operations in investment portfolios consisting primarily of corporate bonds, floating rate notes, and federal and municipal obligations. During periods when market interest rates are falling, and for some time after rates stabilize, we typically experience declines in interest income as our older debt investments at higher interest rates mature and are replaced by new investments at the lower rates available in the market. Although the current credit environment continues to be volatile and uncertain, we do not believe that sufficient evidence exists at this point in time to conclude that any of our remaining investments experienced an OTTI in the twelve months ended January 3, 2010. We continue to monitor our investments closely to determine if additional information becomes available that may have an adverse effect on the fair value and ultimate realizability of our investments.

Realized gains and losses from sales of available-for-sale securities included in net income (loss) for the periods presented are reported in interest income and other, net of expense, on the consolidated statements of operations, as follows:

	Years Ended
	Jan. 3, 2010	Jan. 4, 2009
	(In thousands)
Gross realized gains	$42	$154
Gross realized losses	$(367)	$(299)

The following is a summary of available-for-sale securities at January 3, 2010, and January 4, 2009:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Values
	(In thousands)
January 3, 2010
Money market mutual funds	$17,147	$—	$—	$17,147
Asset backed obligations	11,437	214	(443)	11,208
Commercial paper	9,582	1	—	9,583
Corporate bonds	27,184	512	(34)	27,662
U.S. Treasury obligations	7,140	73	(3)	7,210
U.S. government agency securities	25,285	516	(20)	25,781
Bonds issued by foreign countries	10,418	77	(12)	10,483
Municipal bonds	7,062	31	(3)	7,090
Certificate of Deposit	1,000	—	—	1,000
Floating rate notes	15,779	63	(4)	15,838

Total available-for-sale securities	$132,034	$1,487	$(519)	$133,002

Included in cash and cash equivalents				$26,332
Included in short term investments				106,007
Included in long term investments				663

Total available-for-sale securities				$133,002

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Values
	(In thousands)
January 4, 2009
Money market mutual funds	$36,580	$—	$—	$36,580
Asset backed obligations	25,559	5	(1,893)	23,671
Corporate bonds	37,032	198	(431)	36,799
U.S. Treasury obligations	3,549	23	—	3,572
U.S. government agency securities	30,629	746	—	31,375
Floating rate notes	1,500	1	—	1,501

Total available-for-sale securities	$134,849	$973	$(2,324)	$133,498

Included in cash and cash equivalents				$36,580
Included in short term investments				89,111
Included in long term investments				7,807

Total available-for-sale securities				$133,498

The following is a summary of available-for-sale securities that were in an unrealized loss position as of January 3, 2010:

	Aggregate Value of Unrealized Loss	Aggregate Fair Value of Investments
	(In thousands)
Unrealized loss position for less than twelve months	$(15)	$9,883
Unrealized loss position for greater than twelve months	$(443)	$663

The following is a summary of available-for-sale securities that were in an unrealized loss position as of January 4, 2009:

	Aggregate Value of Unrealized Loss	Aggregate Fair Value of Investments
	(In thousands)
Unrealized loss position for less than twelve months	$(675)	$32,646
Unrealized loss position for greater than twelve months	$(1,649)	$10,051

At January 3, 2010 and January 4, 2009, we classified $0.7 million and $7.8 million, respectively, of the investments we intend to hold to recovery as long-term because they have been in an unrealized loss position for greater than six months and carry maturity dates greater than twelve months from the balance sheet date. It is our intention and within our ability, as necessary, to hold these securities in an unrealized loss position for a period of time sufficient to allow for an anticipated recovery of fair value up to (or greater than) the cost of the investment. In addition, we have assessed the creditworthiness of the issuers of these securities and have concluded, based upon all these factors, that an other-than-temporary impairment of these securities does not exist at January 3, 2010.

The adjustments to unrealized gains (losses) on investments, net of taxes, included as a separate component of shareholders’ equity totaled $1.4 million for the year ended January 3, 2010, $(1.6) million for the year ended January 4, 2009, and $1.2 million for the year ended January 6, 2008. See Note 7 for information regarding other comprehensive income (loss).

The expected maturities of our investments in debt securities at January 3, 2010, and January 4, 2009, are shown below. Expected maturities can differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

	Jan. 3, 2010	Jan. 4, 2009
	(In thousands)
Available-for-sale debt securities:
Due in less than one year	$65,238	$52,384
Due in one to five years	50,059	44,534
Due in five to ten years	—	—
Due greater than ten years	558	—

	$115,855	$96,918

4. Commitments and Contingencies

•Commitments

We lease our facilities under non-cancelable lease agreements. The current primary facilities lease agreement expires in January 2014 and includes an annual increase in lease payments of three percent per year. We have two renewal options for five year extensions of the lease term. In addition to our facility in Mountain View, California, we also lease sales offices in various countries around the world to support our worldwide customer base.

Facilities lease expense is recorded on a straight-line basis over the term of the lease, including the impact of scheduled rent increases. Our facilities and non-Mountain View equipment leases are accounted for as operating leases and require us to pay property taxes, insurance and maintenance, and repair costs.

Rental expense under operating leases was approximately $4.1 million for 2009, $4.0 million for 2008, and $3.8 million for 2007.

In November 2008, we entered into an agreement to lease certain office equipment in our Mountain View, California, facility under a non-cancelable capital lease agreement that expires in November 2013. The equipment under the lease is included on our consolidated balance sheet, net of accumulated depreciation, in “Property and equipment, net” and is being amortized over the term of the agreement. The corresponding liability is included in “Accrued licenses and lease obligations” and “Other long-term liabilities, net” on our consolidated balance sheet as of January 3, 2010.

As of January 3, 2010, the Company has approximately $14.4 million of non-cancelable obligations to providers of electronic design automation (EDA) software expiring at various dates through 2012. The current portion of these license obligations of $4.9 million is recorded in “Accrued licenses and lease obligations” and the long-term portion of these obligations of $9.5 million is recorded at net present value in “Other long-term liabilities” on our consolidated balance sheet. Interest expense implicit in these long-term license obligations is being amortized to the consolidated statements of operations. The assets related to these commitments of $23.6 million are recorded in the “Other assets, net” line of our consolidated balance sheet as of January 3, 2010. The license fees are amortized on a straight-line basis over the term of the respective licensing agreements and were approximately $3.8 million in 2009 and $4.6 million for both 2008 and 2007. We recorded $0.1 million for both 2009 and 2008 and $0.2 million in 2007 for interest expense related to these obligations.

The following represents contractual commitments associated with our operating leases and capital leases ($0.4 million relates to capital lease and the related interest portion is immaterial) at January 3, 2010:

	Payments Due by Period
	Total	2010	2011	2012	2013	2014	2015 and Later
			(In thousands)
Operating and capital leases(1)	$14,750	$3,740	$3,411	$3,402	$3,474	$539	$184
Inventory purchase obligations relating to last-time-buy inventory	4,200	4,200	—	—	—	—	—
Standby letters of credit	1,400	1,400	—	—	—	—	—

Total obligations	$20,350	$9,340	$3,411	$3,402	$3,474	$539	$184

(1)	Excludes sublease income of $56,163 per month from October 2010 through January 2014 attributable to a sublease agreement executed in February 2010.

Purchase orders or contracts for the purchase of raw materials, apart from the last-time-buy inventory disclosed above, and other goods and services are not included in the table above. We are not able to determine the aggregate amount of such purchase orders that represent contractual obligations as purchase orders may represent authorizations to purchase rather than binding agreements. In order to support our customers’ future demands for the ACT products, we committed to purchase from Panasonic approximately $8 million of last-time-buy wafers. As of January 3, 2010, we had purchased approximately $3.8 million of last-time-buy wafers from Panasonic.

•Contingencies

We have an irrevocable standby letter of credit in favor of Britannia Hacienda in care of Britannia Management Services in the amount of $0.5 million pursuant to the terms and conditions of the lease for our principal facilities and executive offices located in Mountain View, California. In addition, we have established two irrevocable letters of credit in favor of:

•	Panasonic Corporation (formerly Matsushita Electric Industrial Co. Ltd.), one of our foundry partners, in the amount of Japanese Yen 60 million (approximately $0.7 million), and

•	Employment Development Department of the State of California in the amount $0.2 million.

Our agreement with Wells Fargo Bank under which these letters of credit were issued requires us to maintain certain financial ratios and levels of net worth. At January 3, 2010, we were in compliance with the covenants for the letters of credit.

5. Defined Contribution Plan

Effective December 10, 1987, we adopted a defined contribution plan (commonly known as a 401(k) plan) for the benefit of qualified employees. The plan is designed to provide employees with an accumulation of funds at retirement. Employees may elect at any time to have salary reduction contributions made to the plan.

We may make contributions to the plan at the discretion of the Board of Directors. We made no contribution to the plan in 2009, 2008 or 2007. Company contributions vest annually, retroactively from an eligible employee’s date of hire, at the rate of 25% per year. In addition, contributions become fully vested upon retirement from Actel at age 65. There is no guarantee we will make any contributions to the plan in the future, regardless of our financial performance.

6. Stock Based Compensation

• Stock-Based Compensation Expense

The Company recorded $7.6 million, $9.1 million and $7.9 million of stock-based compensation expense for the years ended January 3, 2010, January 4, 2009, and January 6, 2008, respectively. The following table summarizes the distribution of stock-based compensation expense for the years ended January 3, 2010, January 4, 2009, and January 6, 2008 (in thousands):

	Jan. 3, 2010	Jan. 4, 2009	Jan. 6, 2008
Cost of revenues	$479	$410	$554
Research and development	3,765	4,146	4,024
Selling, general, and administrative	3,400	4,540	3,294

Total stock-based compensation expense, before income taxes	7,644	9,096	7,872
Tax benefit	—	(1,796)	(1,518)

Total stock-based compensation expense, net of income taxes	$7,644	$7,300	$6,354

Stock-based compensation expense for 2008 includes $0.1 million associated with the reduction in force during the fourth quarter. The Company accelerated the vesting and extended the life of certain stock options through December 15, 2008, for employees terminated as part of the reduction in force. The acceleration and extension represented modifications to these options that resulted in the additional stock-based compensation charge.

Stock-based compensation expense for 2007 includes $1.0 million associated with the extension of employee options that were scheduled to expire during 2007 during the stock option backdating investigation and related employee trading blackout period. The Company agreed to extend the life of the expiring options for continuing employees until 30 days following the end of the blackout period. This extension represented a modification to these options, which resulted in an additional charge during 2007 of $0.7 million. In addition, the Company agreed to extend the life of expiring options for certain terminated employees until 30 days following the end of the blackout period. This extension represented a modification to these options that resulted in an additional stock-based compensation charge during 2007 of $0.3 million.

In addition, stock-based compensation costs of $0.2 million for the years ended January 3, 2010, and January 4, 2009, and $0.1 million for year ended January 6, 2008, were included in inventory respectively.

As of January 3, 2010, the total compensation cost related to options and restricted stock units granted to employees under the Company’s stock option plans but not yet recognized was $12.0 million. This cost will be amortized over a weighted-average period of 1.87 years.

As of January 3, 2010, the total compensation cost related to options to purchase shares of the Company’s Common Stock under the ESPP but not yet recognized was $0.3 million. This cost will be amortized over a weighted-average period of 1.16 years.

The total fair value of shares vested during the years ended January 3, 2010, January 4, 2009, and January 6, 2008 were $7.6 million, $7.7 million and $6.1 million, respectively.

Cash received from exercises of stock options for the year ended January 3, 2010, was $0.6 million and $4.4 million for the year ended January 4, 2009. Cash received from purchases of stock under our employee stock purchase plan for the year ended January 3, 2010, was $2.2 million and $2.1 million for the year ended January 4, 2009. There were no exercises of stock options or purchases of stock under our employee stock purchase plan for the year ended January 6, 2008, due to the stock option investigation and related suspension of our ESPP.

Under FASB ASC 718, Compensation — Stock Compensation, the benefits of tax deductions in excess of recognized compensation cost is to be reported as a financing cash flow rather than as an operating cash flow. The future realizability of tax benefits related to stock compensation is dependent upon the timing of employee exercises and future taxable income, among other factors. For the fiscal years ended January 3, 2010, January 4, 2009, and January 6, 2008, we recognized $0, $0.3 million and $0 in tax benefits, respectively.

• Stock Option Plans

We have adopted stock option plans under which officers, employees, and consultants may be granted incentive stock options, nonqualified options or stock appreciation rights to purchase shares of our Common Stock. At January 3, 2010, 16,810,789 shares of Common Stock were reserved for issuance under these plans, of which 3,776,575 were available for grant. There were no options granted to consultants in 2009, 2008 or 2007.

We also have a Directors’ Stock Option Plan under which directors who are not employees of Actel may be granted nonqualified options to purchase shares of our Common Stock. At January 3, 2010, 500,000 shares of Common Stock were reserved for issuance under such plan, of which 137,500 were available for grant.

We generally grant stock options or stock appreciation rights under our plans at a price equal to the fair value of our Common Stock on the date of grant. Subject to continued service, options generally vest over a period of four years and expire ten years from the date of grant.

The Company issues shares of Common Stock upon the exercise of stock options. The following table summarizes our stock option (including stock appreciation rights) activity and related information for the three years ended January 3, 2010:

Options	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
	(In thousands)
Outstanding at December 31, 2006	5,664,854	$16.71
Granted	978,595	11.84
Forfeitures and cancellations	(770,023)	15.41

Outstanding at January 6, 2008	5,873,426	16.07
Granted	1,207,743	13.93
Exercised	(362,805)	12.07
Forfeitures and cancellations	(370,633)	17.22

Outstanding at January 4, 2009	6,347,731	16.05
Granted	1,012,305	11.85
Exercised	(54,330)	11.08
Forfeitures and cancellations	(1,076,262)	15.51

Outstanding at January 3, 2010	6,229,444	$15.50	6.00	$937

Vested and expected to vest at January 3, 2010	6,131,190	$15.55	5.95	$911

Exercisable at January 3, 2010	4,070,665	$16.97	4.57	$416

The aggregate intrinsic value is calculated as the difference between the cash exercise price of the underlying awards and the quoted price of the Company’s Common Stock for all options outstanding that were in-the-money at January 3, 2010. During the years ended January 3, 2010, January 4, 2009, and January 6, 2008, the aggregate intrinsic value of options exercised under the Company’s stock option plans were $0.1 million, $1.5 million and $0, respectively, determined as of the date of option exercise. There were no options exercised under the Company’s stock option plans during the year ended January 6, 2008.

The following table summarizes information about stock options (including stock appreciation rights) outstanding at January 3, 2010:

	January 3, 2010
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contract Life (In Years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$ 0.07 - 11.05	820,666	8.17	$10.85	380,944	$10.83
11.07 - 12.46	969,277	9.14	12.16	135,760	12.13
12.51 - 13.08	655,631	7.66	12.94	118,080	12.73
13.48 - 14.77	806,925	5.88	14.47	743,834	14.48
14.78 - 15.49	716,145	4.19	15.19	595,241	15.13
15.70 - 15.99	674,372	5.10	15.73	662,894	15.73
16.08 - 19.05	670,684	5.70	17.40	518,168	17.50
19.73 - 24.76	648,094	2.47	22.35	648,094	22.35
25.00 - 35.50	261,650	0.67	29.99	261,650	29.98
36.00 - 36.00	6,000	0.76	36.00	6,000	36.00

	6,229,444	6.00	$15.50	4,070,665	$16.97

At January 4, 2009, 4,266,175 outstanding options and stock appreciation rights were exercisable.

• Employee Stock Purchase Plan

The ESPP gives employees the opportunity to purchase shares of Common Stock through payroll deductions. The ESPP consists of continuous and overlapping 24-month offering periods commencing on or about February 1 and August 1 of each year. Each offering period consists of four six-month purchase periods in which shares are purchased on an employee’s behalf. To participate in the ESPP, eligible employees authorize payroll deductions not to exceed 15% of a participant’s compensation during the offering period and $10,000 in any calendar year. At the end of each purchase period, shares are purchased on an employee’s behalf at a purchase price equal to 85% of the lesser of the fair market value of the Common Stock on (i) the first trading day of the offering period or (ii) the last day of the purchase period. At January 3, 2010, and January 4, 2009, 2,000,370 and 288,576 shares of Common Stock were available for issuance under the ESPP, respectively. There were 288,206 and 206,228 issued under the Company’s ESPP in 2009 and 2008, respectively. There were no shares issued in 2007 under the ESPP. The Company recorded $1.5 million and $2.7 million of stock-based compensation expense relating to the ESPP for the years ended January 3, 2010, and January 4, 2009, respectively.

Due to the stock option backdating investigation, the Company suspended further contributions to the ESPP during the fourth quarter of fiscal 2006 and refunded all contributions remaining in the plan. Accordingly, there were no ESPP options outstanding at January 6, 2008. In connection with the ESPP suspension, the Company recorded a charge of $1.0 million for the year ended January 6, 2008, which represented the remaining unamortized fair value of the ESPP options canceled.

During the years ended January 3, 2010, January 4, 2009, and January 6, 2008, the aggregate intrinsic value of shares purchased under the Company’s ESPP were $0.4 million, $0.4 million and $0 million, respectively. There were no shares purchased under the Company’s ESPP during the year ended January 6, 2008.

• Restricted Stock Units (RSUs)

On December 1, 2005, Actel offered to certain employees the opportunity to participate in an employee Stock Option/Restricted Stock Unit Exchange Program (the “Exchange Program”). Under the Exchange Program, employees were allowed to exchange “eligible stock options” for “restricted stock units.” “Eligible stock options” were all unexercised stock options (whether vested or unvested) with an exercise price per share of $19.73 or more. The number of restricted stock units that an employee would receive in exchange for the eligible stock options, as well as the vesting schedule of the restricted stock units, depended on the number and exercise price of the eligible stock options exchanged.

During fiscal years 2009, 2008, and 2007, we granted RSUs to certain US employees as part of our long-term equity incentive program. The RSUs granted under this program vest over a period of four years. As of January 3, 2010, the total compensation cost not yet recognized related to RSUs granted subsequent to January 3, 2006, was $2.6 million with a weighted average period of 2.4 years. The Company issues shares of Common Stock upon the vesting of RSUs. The following is a summary of RSU activity through January 3, 2010:

	Number of Shares	Weighted- Average Grant Date Fair Value
Nonvested at December 31, 2006	810,686	$13.48
Granted	127,523	11.05
Vested	(535,136)	13.17
Forfeited	(59,713)	13.65

Nonvested at January 6, 2008	343,360	$13.03
Granted	133,638	13.00
Vested	(145,930)	13.85
Forfeited	(40,620)	12.89

Nonvested at January 4, 2009	290,448	$12.63

Granted	158,308	12.18
Vested	(120,667)	12.14
Forfeited	(20,162)	12.64

Nonvested at January 3, 2010	307,927	$12.58

7. Comprehensive Income (Loss)

The components of comprehensive income (loss), net of tax, are as follows:

	Years Ended
	Jan. 3, 2010	Jan. 4, 2009	Jan. 6, 2008
	(In thousands)
Net loss	$(46,229)	$(11,725)	$(2,904)
Change in gain (loss) on available-for-sale securities, net of tax of $769 in 2009, $(1,429) in 2008, and $768 in 2007	1,224	(2,279)	1,224
Reclassification adjustment for gains or losses included in net income (loss), net of tax of $125 in 2009, $405 in 2008, and ($4) in 2007	200	646	(7)

Other comprehensive income (loss), net of tax of $894 in 2009, $(1,024) in 2008, and $764 in 2007	1,424	(1,633)	1,217

Total comprehensive loss	$(44,805)	$(13,358)	$(1,687)

Accumulated other comprehensive loss for 2009, 2008 and 2007 is presented on the consolidated balance sheets and consists solely of the accumulated net unrealized gain or loss on available-for-sale securities.

8. Tax Provision

The following table summarizes the activity related to our unrecognized tax benefits for the years ended January 4, 2009, and January 3, 2010 (in thousands):

January 4, 2009
Balance at January 6, 2008	$3,233
Increases relating to current year provisions	629

Ending balance at January 4, 2009	$3,862

January 3, 2010
Balance at January 4, 2009	$3,862
Decreases related to prior years provision	(97)
Increases relating to current year provisions	806

Ending balance at January 3, 2010	$4,571

Of the $4.6 million of unrecognized tax benefits, $0.7 million, if recognized, would affect the effective tax rate. We expect a portion of the unrecognized tax benefit to be settled within the next 12 months.

We file income tax returns in the U.S. federal jurisdiction, California, and various state and foreign tax jurisdictions in which we have a subsidiary or branch operation. The tax years 2003 to 2009 remain open to examination by U.S. and state tax authorities, and the tax years 2004 to 2009 remain open to examination by foreign tax authorities.

Our policy is to recognize interest and penalties accrued on any uncertain tax positions as a component of income tax expense. As of January 3, 2010, we had $0.1 million of accrued interest and penalties associated with uncertain tax positions.

The components of income (loss) before income taxes were as follows:

	Years Ended
	Jan. 3, 2010	Jan. 4, 2009	Jan. 6, 2008
	(In thousands)
U.S.	$(21,570)	$812	$(4,002)
Foreign	286	1,290	510

Income(loss) before tax provision (benefit)	$(21,284)	$2,102	$(3,492)

The tax provision (benefit) consists of:

	Years Ended
	Jan. 3, 2010	Jan. 4, 2009	Jan. 6, 2008
	(In thousands)
Federal — current	$(1,027)	$222	$—
Federal — deferred	21,726	7,675	(232)
State — current	832	284	50
State — deferred	2,660	5,135	(770)
Foreign — current	754	511	364

	$24,945	$13,827	$(588)

The tax provision (benefit) reconciles to the amount computed by multiplying income before tax by the U.S. statutory rate as follows:

	Jan. 3, 2010	Jan. 4, 2009	Jan. 6, 2008
	(In thousands)
Tax provision (benefit) at federal statutory rate	$(7,449)	$736	$(1,222)
Federal research credits	(554)	(1,008)	(481)
State taxes, net of federal benefit	13	(527)	(469)
Non-deductible stock compensation	921	1,459	1,380
Non-deductible meals and entertainment expenses	135	204	80
Foreign tax rate differential	—	—	185
Valuation allowance	31,611	12,747	—
Other	268	216	(61)

Tax provision (benefit)	$24,945	$13,827	$(588)

Significant components of our deferred tax assets and liabilities for federal and state income taxes are as follows:

	Jan. 3, 2010	Jan. 4, 2009
	(In thousands)
Deferred tax assets:
Deferred income on shipments to distributors	$8,821	$9,376
Intangible assets	1,310	1,763
Inventories	10,643	6,709
Net operating losses	11,252	8,422
Capitalized research and development expenses	572	495
Research and development and other tax credits	15,617	14,217
Stock options	3,243	2,244
Compensation and sabbatical accrual	1,406	2,908
Non-deductible accruals and other, net	437	173

Depreciation	—	550

	53,301	46,857
Valuation allowance for deferred taxes	(52,808)	(21,576)

Deferred tax assets	$493	$25,281

Deferred tax liabilities:
Depreciation	$(493)	$—

Net deferred tax assets	$—	$25,281

The valuation allowance increased by $31.2 million in 2009 and $11.8 million in 2008 but decreased by $0.1 million in 2007. The 2008 and 2009 increases in the valuation allowances are the result of uncertainties surrounding the nature and timing of the taxable income required to realize temporary differences, tax credits and net operating loss carry forwards. As a result of these uncertainties, a valuation allowance was recorded against all of the Company’s deferred tax assets.

The Company is tracking the portion of its deferred tax assets attributable to stock option benefits in accordance with FASB ASC 718; therefore, these amounts are no longer included in the Company’s gross or net deferred tax assets. The tax benefit of stock options total $9.4 million at January 3, 2010, and will only be recorded when they reduce cash taxes payable.

We have a federal net operating loss carryforward of approximately $55.9 million that will expire at various times beginning in 2010; federal research and development and other credits of approximately $4.9 million that will expire at various times beginning in 2013; state operating loss carry forwards of approximately $30.8 million that will begin to expire in 2012; state research and development and other credits of approximately $14.7 million that have no expiration; and foreign tax credits of approximately $2.3 million that begin to expire in 2015. Utilization of the Company’s net operating loss and credit carry forwards may be subject to annual limitations due to ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

9. Shareholders’ Equity

• Preferred Stock

Our Articles of Incorporation authorize the issuance of up to 5,000,000 shares of “blank check” Preferred Stock with designations, rights, and preferences determined by our Board of Directors.

• Stock Repurchase

Our Board of Directors authorized a stock repurchase program in September 1998 whereby shares of our Common Stock may be purchased from time to time in the open market at the discretion of management. Additional shares were authorized for repurchase in each of 1999, 2002, 2004, 2005 and 2008. There were no repurchases under the plan in 2009, 2007 and 2006. In 2008, we repurchased 1,937,061 shares for $24.9 million. As of January 3, 2010, we have remaining authorization to repurchase up to 1,673,742 shares.

In 2009, our Board of Directors adopted a plan under Rule 10b5-1 promulgated by the Securities and Exchange Commission under the Exchange Act that will permit us to purchase shares of our Common Stock under our stock repurchase program at any time when the criteria under the Rule 10b5-1 plan are met. In February 2010, our Board of Directors amended the criteria for the Company to purchase shares under the Rule 1065-1 plan. See Note 15, Subsequent Events, for information about our stock repurchase activity since January 3, 2010.

•Shareholder Rights Plan

Our Board of Directors adopted a Shareholder Rights Plan in October 2003. Under the Plan, we issued a dividend of one right for each share of our Common Stock held by shareholders of record as of the close of business on November 10, 2003. Each right entitles the shareholder to purchase a fractional share of our Preferred Stock for $220. However, the rights will become exercisable only if a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of, 15% or more of our Common Stock while the Plan remains in place. Then, unless we redeem the rights for $0.001 per right, each right will become exercisable by all rights holders (except the acquiring person or group) for shares of Actel (or shares of the third party acquirer) having a value equal to twice the right’s then-current exercise price.

10. Segment Disclosures

We operate in a single operating segment: designing, developing, and marketing FPGAs and related services. FPGA sales accounted for 92% of net revenues in 2009, 95% in 2008, and 96% in 2007. We derive non-FPGA revenues from our Protocol Design Services organization, royalties, and the licensing of software and the sale of hardware that is used to design and program our FPGAs. Our Protocol Design Services organization accounted for 1% of our net revenues in 2009, 2008 and 2007.

We market our products in the United States and in foreign countries through our sales personnel, independent sales representatives, and distributors. Our geographic sales based on shipping locations were as follows:

	Years Ended
	January 3, 2010		January 4, 2009		January 6, 2008
	(In thousands, except percentages)
United States	$99,225	52%	$107,253	49%	$98,394	50%
Export:
Europe	48,034	25%	59,800	27%	56,820	29%
Japan	9,590	5%	14,784	7%	10,003	5%
Other international	33,784	18%	36,569	17%	31,826	16%

	$190,633	100%	$218,406	100%	$197,043	100%

Our property and equipment is located primarily in the United States. Property and equipment information is based on the physical location of the assets at the end of each of the fiscal years. Net property and equipment by geographic region were as follows:

	Jan. 3, 2010	Jan. 4, 2009
	(In thousands)
United States	$21,491	$34,043
Europe	616	628
Japan	17	23
Other international	845	53

	$22,969	$34,747

11. Net Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share:

	Years Ended
	Jan. 3, 2010	Jan. 4, 2009	Jan. 6, 2008
	(In thousands, except per share amounts)
Basic:
Weighted-average common shares outstanding	26,134	25,851	26,888

Net loss	$(46,229)	$(11,725)	$(2,904)

Net loss per share	$(1.77)	$(0.45)	$(0.11)

Diluted:
Weighted-average common shares outstanding	26,134	25,851	26,888
Net effect of dilutive stock options based on the treasury stock method	—	—	—

Shares used in computing net income per share	26,134	25,851	26,888

Net loss	$(46,229)	$(11,725)	$(2,904)

Net loss per share	$(1.77)	$(0.45)	$(0.11)

For the years ended January 3, 2010, January 4, 2009, and January 6, 2008, we incurred a net loss and the inclusion of stock options in the shares used for computing diluted earnings per share would have been anti-dilutive and would have reduced the net loss per share. Accordingly, all Common Stock equivalents (such as stock options) have been excluded from the shares used to calculate diluted earnings per share for those periods.

12. Legal Proceedings

From time to time we are notified of claims, including claims that we may be infringing patents owned by others, or otherwise become aware of conditions, situations, or circumstances involving uncertainty as to the existence of a liability or the amount of a loss. When probable and reasonably estimable, we make provisions for estimated liabilities. As we sometimes have in the past, we may settle disputes and/or obtain licenses under patents that we are alleged to infringe. We can offer no assurance that any pending or threatened claim or other loss contingency will be resolved or that the resolution of any such claim or contingency will not have a materially adverse effect on our business, financial condition, and/or results of operations. Our failure to resolve a claim could result in litigation or arbitration, which can result in significant expense and divert the efforts of our technical and management personnel, whether or not determined in our favor. Our evaluation of the impact of these claims and contingencies could change based upon new information. Subject to the foregoing, we do not believe that the resolution of any pending or threatened legal claim or loss contingency is likely to have a materially adverse effect on our financial position as of January 3, 2010, or results of operations or cash flows for the year then ended.

13. Acquisitions

On July 9, 2008, the Company acquired 100% of the stock of Pigeon Point Systems for a total purchase price of $11.7 million, including acquisition costs. Of this purchase price, a cash payment of $8.4 million was made at closing, no equity interests were issued and contingent payments of up to $3.0 million may be made through 2010. As a result of the stock purchase, Pigeon Point Systems became a wholly-owned subsidiary of the Company. The results of operations for Pigeon Point Systems since the date of acquisition have been included in our consolidated financial statements.

The purchase price allocation relating to the tangible and intangible assets acquired and liabilities assumed, based on their respective estimated fair values on the acquisition date, are as follows (in thousands):

Tangible assets acquired and liabilities assumed	$728
Identifiable intangible assets	5,440
In-process research and development	120
Goodwill	2,399

Total purchase price, excluding contingent payments	$8,687

Pigeon Point Systems’ in-process research and development valued at $120,000 as of the acquisition date was written off in the period of acquisition as it had not yet reached technological feasibility and had no alternative future use. This amount was included in amortization expense in our consolidated statements of operations for the year ended January 4, 2009. All of the goodwill recorded is expected to be deductible for tax purposes. The contingent payment amount of $3.0 million relates to securing the representations, warranties and indemnities of the shareholders of Pigeon Point Systems. Half of this amount was paid in July 2009 and the other remaining half, less any permissible deductions, will be paid in July 2010, subject to the continuing employment of certain key Pigeon Point Systems employees. Since these payments are contingent on continuing employment, such amounts have been and will be recorded as compensation expense as service is rendered over the two year contingent payment period. Supplemental proforma information for Pigeon Point Systems is not material to Actel’s consolidated financial statements and therefore is not presented.

The recorded values and estimated useful lives of the intangibles acquired from Pigeon Point Systems were:

	Estimated Fair Value	Useful Life
	(In thousands)	(In years)
Existing technology	$3,670	7
Customer relationships — Support	490	7
Customer relationships — Consulting	220	4
Customer backlog	290	0.5
Trade name	470	10
Other	300	4

Total acquired identifiable intangible assets	$5,440

14. Restructuring and Asset Impairment

•Reductions in Force

In the fourth quarter of fiscal 2008, we initiated a restructuring program in order to reduce our operating costs and focus our resources on key strategic priorities. The restructuring affected a total of 73 full-time positions globally in 2009 and 60 full-time positions globally in the fourth quarter of 2008. In connection with this restructuring plan, we recorded restructuring charges totaling $2.6 million and $2.4 million in 2009 and the fourth quarter of 2008, respectively, relating to termination benefits in accordance with FASB ASC 420, Accounting for Costs Associated with Exit of Disposal Activities. Restructuring charges primarily related to employee compensation and related charges, including stock compensation expenses.

The following represents a summary of our restructuring activity:

Restructuring Liabilities
(In thousands)
Restructuring charges for 2008	$2,424
Payments	(1,224)

Balance at January 4, 2009	1,200
Restructuring charges	2,593
Payments	(3,150)

Balance at January 3, 2010	$643

•Impairment of Long-Lived Assets

During the first quarter of 2008, we began to experience significant increases in bookings for our flash product families that include Fusion, Igloo and ProASIC3. To support the expected ramp up in manufacturing, we ordered additional testing and sorting equipment. However, as a result of the worldwide economic crisis, a significant number of these product orders were cancelled in the second half of 2008 and the new product sale opportunities did not materialize in the volumes originally anticipated. As a result, the Company recorded a non-cash impairment charge of $5.5 million for certain manufacturing fixed assets that were determined during the second quarter of 2009 to be in excess of current and expected future manufacturing requirements and those assets were taken out of service.

15. Subsequent Events

•Stock Repurchase

In 2009, our Board of Directors adopted a plan under Rule 10b5-1 promulgated by the Securities and Exchange Commission under the Exchange Act that will permit us to purchase shares of our Common Stock under our stock repurchase program at any time the criteria under the Rule 10b5-1 plan are met. In February 2010, our Board of Directors amended the criteria for the Company to purchase shares under the Rule 10b5-1 plan. During the current fiscal year through March 10, 2010, we repurchased 148,272 shares for $1.9 million.

•Mountain View Headquarters

On February 18, 2010, the Company entered into a sublease agreement, under which a commercial tenant will occupy approximately 44,900 square feet of the total of approximately 158,400 square feet currently leased by the Company at its headquarters’ facility in Mountain View, California. The sublease anticipates that the tenant will occupy the leased facilities from October 1, 2010, through the end of the Company’s initial lease term (January 31, 2014) and will pay a monthly base rent of $56,163 (or a total of $2.25 million) plus a pro rata share of the pass-through expenses over the 40 months. The Company expects to spend approximately $1.6 million in leasehold improvements through September 30, 2010.

•CEO Transition

On February 4, 2010, we announced that John East will retire as President and Chief Executive Officer of the Company and as a member of the Board of Directors. The Board has formed a committee to conduct a search for a new President and Chief Executive Officer (CEO). John East will remain in his current role until a new CEO is in place and will continue as a consultant until August 2011.

16. Unaudited Quarterly Information

The following tables set forth selected unaudited condensed consolidated statement of operations data for each of the eight quarters ended January 3, 2010. Operating results for any quarter are not necessarily indicative of results for any future period.

	Year Ended January 3, 2010
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(Unaudited, in thousands, except per share amounts)
Net revenues	$49,699	$47,248	$45,227	$48,459
Costs and expenses:
Cost of revenues(2)	18,715	18,760	32,595	20,785
Research and development	14,160	14,839	15,326	16,393
Selling, general, and administrative	14,401	13,196	13,659	13,490
Restructuring charges(3)(4)	1,202	175	5,594	1,119
Amortization of acquisition related intangibles	193	193	192	193
Total costs and expenses	48,671	47,163	67,366	51,980
Income (loss) from operations	1,028	85	(22,139)	(3,521)
Interest income and other, net of expense	71	664	776	1,752
Income (loss) before tax provision	1,099	749	(21,363)	(1,769)
Tax provision(5)	137	(157)	23,778	1,187
Net income (loss)	$962	$906	$(45,141)	$(2,956)
Net income (loss) per share:
Basic	$0.04	$0.03	$(1.73)	$(0.11)
Diluted(1)	$0.04	$0.03	$(1.73)	$(0.11)
Shares used in computing net income (loss) per share:
Basic	26,203	26,160	26,146	26,027
Diluted(1)	26,362	26,247	26,146	26,027

(1)	For the first and second quarters of 2009, we incurred a quarterly net loss and the inclusion of stock options in the shares used for computing diluted earnings per share would have been anti-dilutive and reduced the loss per share. Accordingly, all Common Stock equivalents (such as stock options) have been excluded from the shares used to calculate diluted earnings per share for those periods.
(2)	In accordance with our normal quarterly inventory review, we perform an in-depth analysis of our inventory levels to determine whether additional excess reserves should be established. We determined that additional reserves of $13.3 million for excess inventory were required as of the end of the second quarter of fiscal 2009.
(3)	During fiscal 2009, we recorded charges of $2.6 million related to reductions in force to improve our operating results. Approximately 73 positions were eliminated during 2009.
(4)	During the second quarter of 2009, we recorded non-cash asset impairment charges totaling $5.5 million for certain manufacturing fixed assets that were determined to be in excess of current and expected future manufacturing requirements.
(5)	During the second quarter of fiscal 2009, we recorded a tax provision of $23.8 million on a second quarter pre-tax loss of $21.4 million. The difference in the tax provisions is primarily due to the valuation allowance recorded against 100% of the net deferred tax assets during the second quarter.

	Year Ended January 4, 2009
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(Unaudited, in thousands, except per share amounts)
Net revenues	$52,786	$53,215	$57,649	$54,756
Costs and expenses:
Cost of revenues	21,598	22,343	23,035	22,738
Research and development	14,851	16,995	17,103	16,709
Selling, general, and administrative	15,714	15,038	15,613	16,780
Restructuring charges(1)	2,424	—	—	—
Amortization of acquisition related intangibles	338	458	—	—

Total costs and expenses	54,925	54,834	55,751	56,227

Income (loss) from operations	(2,139)	(1,619)	1,898	(1,471)

Interest income and other, net of expense	1,335	465	1,701	1,932
Income (loss) before tax provision	(804)	(1,154)	3,599	461
Tax provision(2)	11,688	219	1,635	285

Net income (loss)	$(12,492)	$(1,373)	$1,964	$176

Net income (loss) per share:
Basic	$(0.48)	$(0.05)	$0.08	$0.01
Diluted(3)	$(0.48)	$(0.05)	$0.08	$0.01

Shares used in computing net income (loss) per share:
Basic	25,784	25,726	25,408	26,487
Diluted(3)	25,784	25,726	26,155	26,677

(1)	In the fourth quarter of fiscal 2008, we initiated a restructuring program in order to reduce our operating costs and recorded a charge of $2.4 million related to a reduction in force. Approximately 60 positions were eliminated.
(2)	During the fourth quarter of 2008, we recorded a valuation allowance of $12.7 million against a portion of our deferred tax assets. The increase in the valuation allowance results from uncertainties surrounding the nature and timing of the taxable income required to realize certain tax credits and net operating loss carry forwards.
(3)	For the third and fourth quarters of 2008, we incurred a quarterly net loss and the inclusion of stock options in the shares used for computing diluted earnings per share would have been anti-dilutive and reduced the loss per share. Accordingly, all Common Stock equivalents (such as stock options) have been excluded from the shares used to calculate diluted earnings per share for those periods.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Actel Corporation

We have audited the accompanying consolidated balance sheets of Actel Corporation as of January 3, 2010 and January 4, 2009, and the related consolidated statements of operations, shareholders’ equity and accumulated other comprehensive income (loss), and cash flows for each of the three years in the period ended January 3, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Actel Corporation at January 3, 2010 and January 4, 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 3, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Jose, California

March 15, 2010